Exhibit 99.1

press release

Sierra Health Services, Inc.® 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA REPORTS 2ND QUARTER 2006 EARNINGS

OF $0.54 PER DILUTED SHARE

2006 Earnings Guidance Raised to $2.10 to $2.18

2nd Quarter Highlights

   ❖   Year-to-Date Commercial Membership Up 4.5%
   ❖   Year-to-Date Medicare Advantage Membership Up 3.4%
   ❖   Medical Premium Revenues Up 25% From Q2 2005
   ❖   Pre-Tax Income from Core Managed Care Operations Up Over 26% From Q2 2005
   ❖   Year-to-Date Earnings Per Share Up 12%

        LAS VEGAS,  July 25, 2006 - Sierra Health Services, Inc. (NYSE:SIE) reported today that net income for the quarter ended June 30, 2006 was $33.5 million or $0.54 per diluted share, compared to $33.8 million or $0.51 per diluted share for the same period in 2005, an earnings per share increase of 6%. Included in the second quarter of 2005 was $12.0 million in operating income from the Company's expired military health services operations segment. Pre-tax income from the Company's core managed care and corporate operations segment was $51.5 million, compared to $40.7 million for the second quarter of 2005, an increase of over 26%.

        Total revenues for the quarter were $424.4 million, compared to $348.0 million for the same period in 2005, an increase of 22%. Medical premium revenues were $400.7 million, compared to $320.4 million for the same period in 2005, an increase of 25%.

        In the second quarter, Sierra's medical care ratio was 77.8%, a 180 basis point increase from the 76.0% reported in the same period in 2005 and a 90 basis point sequential decrease from the 78.7% reported in the first quarter of 2006. The year-over-year increase in the medical care ratio is primarily due to the impact of medical expenses related to the Medicare Part D Prescription Drug Program (PDP). In the second quarter, this program had a medical care ratio of 83.9%, down significantly from the 97.5% reported in the first quarter of 2006. Exclusive of the PDP, the Company's medical care ratio was 76.9%, a 90 basis point increase from the 76.0% reported in the same period in 2005. The Company believes that reflecting the medical care ratio excluding the effects of the PDP provides a more comparable measure of this ratio to its historical results.

        Sierra's medical claims payable balance decreased to $148.0 million at June 30, 2006, compared to $162.3 million at March 31, 2006. Days in claims payable, which is the medical claims payable balance divided by the average medical expenses per day for the period, were 42 days for the second quarter of 2006, compared to 44 days for the same period in 2005 and 43 days sequentially. The decrease in days in claims payable is due to the shorter payment cycle associated with the pharmacy claims related to the PDP.

        As a percentage of premium revenue, general and administrative expenses for the second quarter of 2006 improved 60 basis points to 12.6% from 13.2% for the same period in 2005.

        Cash flow from operations for the six months ended June 30, 2006 was $140.1 million, which includes seven months of payments from the Centers for Medicare and Medicaid Services (CMS). Adjusted for the timing of payments from CMS, cash flow from operations for the six month period was $59.5 million. Cash flow from operations was $10.5 million for the quarter, compared to $16.0 million for the same period in 2005. The decrease in cash from operations for the second quarter was primarily due to the timing of payments for the Medicare PDP and the impact of the change in cash flow presentation of tax benefits for stock based compensation.

        During the quarter, Sierra purchased 923,000 shares of its common stock in the open market for $36.6 million, at an average price of $39.72. Since January 2006, the Company has repurchased 3.1 million shares for $127.8 million, at an average price of $40.91. The current available and authorized balance for future share repurchases is $64.4 million.

       In the second quarter of 2006, the Company's core commercial HMO membership grew by 1.8%, or 4,800 lives. For the first six months of the year, commercial membership grew by 4.5%, or 11,400 lives. In the quarter, Medicare Advantage membership, which includes both HMO and PPO membership, grew by 1.6%, or 900 lives. For the first six months of the year, Medicare Advantage membership grew by 3.4%, or 1,900 lives. Sierra's Medicare PDP membership was 180,300 at June 30, 2006. Of this amount, approximately 90% were auto-enrolled as dual eligible members. Medicaid membership increased 3.1% or 1,700 lives in the second quarter.

        "As we move through 2006, we remain confident that we will meet our initial projections for enrollment growth and earnings," said Anthony M. Marlon, M.D., chairman, president and chief executive officer of Sierra. "The continued growth dynamics of the commercial market in Nevada, combined with our recent re-selection as one of the state's Medicaid managed care plans, bode well for another successful year."

        Sierra had previously announced that it expected to earn between $2.05 and $2.15 per fully diluted share for the year 2006. The Company now expects to earn between $2.10 and $2.18 per fully diluted share for 2006.

        Sierra will host a conference call with investors, analysts and the general public on Wednesday, July 26 at noon (Eastern Time). Interested parties can access the call by dialing 888-988-9162 (using the passcode: EARNINGS). Listeners may also access the call free over the internet by visiting the investors page of Sierra's website at www.sierrahealth.com.

        Sierra Health Services, Inc., based in Las Vegas, is a diversified healthcare services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations, prescription drug plans and multi-specialty medical groups. Sierra's subsidiaries serve over 800,000 people through health benefit plans for employers, government programs and individuals. For more information, visit the Company's website at www.sierrahealth.com.

        Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including the Medicare Advantage program, the Medicare Prescription Drug Plan and any potential reconciliation issues, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) a competitor's successful bid protest of the recently awarded Medicaid contract with the state of Nevada; 3) competitive forces that may affect pricing, enrollment, renewals and benefit levels; 4) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 5) impact of economic conditions; 6) changes in healthcare reserves; and 7) the amount of actual proceeds to be realized from the note receivable related to the sale of the workers' compensation insurance operation. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sierra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sierra or its business or operations. Sierra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Earnings Report

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Medical premiums	$400,664	$320,395	$815,108	$631,750
Military contract revenues	—	9,952	—	16,311
Professional fees	12,882	10,116	25,797	19,969
Investment and other revenues	10,892	7,564	21,781	15,856

Total revenues	424,438	348,027	862,686	683,886

Medical expenses	321,545	251,233	658,064	496,188
Medical care ratio	77.8%	76.0%	78.3%	76.1%
(Medical expenses/premiums and professional fees)

Military contract expenses	—	(1,734)	138	2,373
General and administrative expenses	50,422	42,158	101,623	83,631

Operating income	52,471	56,370	102,861	101,694
Interest expense	(1,002)	(4,349)	(1,778)	(5,980)
Other income (expense), net	9	302	(24)	401

Income before income taxes	51,478	52,323	101,059	96,115
Provision for income taxes	(17,944)	(18,487)	(34,854)	(32,874)

Net income	$33,534	$33,836	$66,205	$63,241

Net income per common share	$0.60	$0.62	$1.16	$1.18

Net income per common share assuming dilution	$0.54	$0.51	$1.05	$0.94

Weighted average common shares outstanding	56,074	54,398	56,896	53,824
Weighted average common shares outstanding assuming dilution	62,597	67,782	63,525	68,016

PERIOD END MEMBERSHIP
	Number Of Members At June 30,
	2006	2005
HMO:
Commercial	265,600	245,100
Medicare	56,900	54,700
Medicaid	56,700	52,000
PPO:
Commercial	29,800	27,400
Medicare	1,300	—
Medicare Part D	180,300	—
Medicare supplement	14,000	16,100
Administrative services	219,700	190,400

Total membership	824,300	585,700

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$96,855	$88,059
Investments	284,945	281,250
Accounts receivable	13,940	14,501
Current portion of deferred tax asset	27,576	23,949
Prepaid expenses and other current assets	64,481	30,596

Total current assets	487,797	438,355

Property and equipment, net	71,149	71,357
Restricted cash and investments	18,080	18,252
Goodwill	14,782	14,782
Deferred tax asset (less current portion)	13,978	13,266
Note receivable	47,000	47,000
Other assets	101,319	65,834

Total assets	$754,105	$668,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued and other current liabilities	$81,496	$58,238
Trade accounts payable	1,873	2,347
Accrued payroll and taxes	26,562	21,469
Medical claims payable	147,964	135,867
Unearned premium revenue	114,157	49,067
Current portion of long-term debt	110	106

Total current liabilities	372,162	267,094

Long-term debt (less current portion)	71,750	52,307
Other liabilities	65,120	65,193

Total liabilities	509,032	384,594

Commitments and contingencies

Stockholders' equity:
Common stock	349	346
Treasury stock	(489,366)	(377,190)
Additional paid-in capital	420,768	400,287
Accumulated other comprehensive loss	(3,875)	(1,750)
Retained earnings	317,197	262,559

Total stockholders' equity	245,073	284,252

Total liabilities and stockholders' equity	$754,105	$668,846

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$66,205	$63,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,239	7,496
Excess tax benefit from share-based payment arrangements	(10,260)	—
Other adjustments	4,393	4,780
Other current assets	(34,485)	7,558
Medical claims payable	12,097	2,184
Other current liabilities	20,255	(18,441)
Unearned premium revenue	65,090	(34,562)
Changes in other assets and liabilities	8,563	9,334

Net cash provided by operating activities	140,097	41,590

Cash flows from investing activities:
Capital expenditures, net of dispositions	(8,179)	(5,952)
Purchase of investments, net of proceeds	(36,268)	(83,232)

Net cash used for investing activities	(44,447)	(89,184)

Cash flows from financing activities:
Payments on debt and capital leases	(53)	(10,053)
Proceeds from other long-term debt	20,000	—
Purchase of treasury stock	(127,780)	(50,864)
Excess tax benefit from share-based payment arrangements	10,260	—
Exercise of stock in connection with stock plans	10,719	13,314

Net cash used for financing activities	(86,854)	(47,603)

Net increase (decrease) in cash and cash equivalents	8,796	(95,197)
Cash and cash equivalents at beginning of period	88,059	207,619

Cash and cash equivalents at end of period	$96,855	$112,422

Reconciliation of Non-GAAP Financial Measures
Operating Cash Flow

In this press release, the Company presented operating cash flow, adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS). These are non-GAAP financial measures. The Company received seven months of payments from CMS in the first six months of 2006 as the July CMS payments were received at the end of June. The Company received five months of payments from CMS in the first six months of 2005 as the January CMS payments were received at the end of December 2004. The Company believes that reflecting six months of CMS payments provides a more useful measure of cash provided by operations during the six-month period. The following is a reconciliation to the most directly comparable GAAP financial measure:

	Six Months Ended June 30,
	2006	2005
GAAP net cash provided by operating activities	$140,097	$41,590
Add: January CMS payments received in December	—	40,845
Less: July CMS payments received in June	(80,616)	—

Cash flow from operations adjusted for the timing of payments from CMS	$59,481	$82,435

Medical Care Ratio

In this press release, the Company presented the medical care ratio, excluding the effects of the Medicare Part D prescription drug program (PDP). This is a non-GAAP financial measure. The Company believes that reflecting the ratio excluding the effects of the PDP provides a more comparable measure of its medical care ratio to its historical results. The following is a reconciliation to the most directly comparable GAAP financial measure:

	Three Months Ended June 30, 2006
	Non-GAAP Items		GAAP
	Other Medical	PDP	Reporting
Medical premiums	$351,013	$49,651	$400,664
Professional fees	12,882	—	12,882

Total medical premiums and professional fees	363,895	49,651	413,546

Medical expenses	279,911	41,634	321,545
Medical care ratio (medical expenses/premiums and professional fees)	76.9%	83.9%	77.8%

	Six Months Ended June 30, 2006
	Non-GAAP Items		GAAP
	Other Medical	PDP	Reporting
Medical premiums	$703,434	$111,674	$815,108
Professional fees	25,797	—	25,797

Total medical premiums and professional fees	729,231	111,674	840,905

Medical expenses	555,931	102,133	658,064
Medical care ratio (medical expenses/premiums and professional fees)	76.2%	91.5%	78.3%

Debt to Capitalization Ratio

The Company disclosed its debt to capitalization ratio excluding the effects of its 2¼% senior convertible debentures. This is a non-GAAP financial measure. The Company believes that reflecting this ratio excluding the effects of the debentures, which if redeemed by the debenture holders can be converted by the Company to equity, provides a more useful measure of its debt to capitalization ratio. The following is a reconciliation to the most directly comparable GAAP financial measure:

	GAAP	Non-GAAP Items
	Reporting	Debentures	Revised
Total debt (less senior convertible debentures)	$20,360	$—	$20,360
Senior convertible debentures	51,500	(51,500)	—

Total debt	71,860	(51,500)	20,360

Stockholders' equity	245,073	51,500	296,573

Total debt plus stockholders' equity	$316,933	$—	$316,933

Debt to capitalization ratio (total debt/total debt and stockholders' equity)	22.7%		6.4%